Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Genprex, Inc.

Austin, Texas

We hereby consent to the inclusion in this Registration Statement on Form S-8 pertaining to the 2009 Equity Incentive Plan and the 2018 Equity Incentive Plan of Genprex, Inc. of our report dated March 30, 2020 relating to the financial statements of Genprex, Inc. for the years ended December 31, 2019 and 2018.

/s/ Daszkal Bolton LLP

Boca Raton, Florida

March 31, 2020